WEISS, PECK AND GREER FUNDS TRUST


Certificate of Change in Name


	The undersigned, being all of the Trustees of Weiss, Peck and Greer Funds Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 8.3 of the Trust's Amended and Restated Declaration of Trust dated May 1, 1993, as amended (the "Declaration of Trust"), hereby approve and adopt this Certificate of Change in Name to the Declaration of Trust and all Establishments and Designations of Series thereunder for the following purpose:

		The name of the series of the Trust designated as "WPG Government Securities Fund" is hereby changed, effective upon filing this Certificate of Change in Name with the Secretary of State of The Commonwealth of Massachusetts, to "WPG Core Bond Fund."

	The Trustees further direct that, upon the execution of this Certificate of Change in Name, the Trust take all necessary action to file an original copy of this Certificate of Change in Name with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

	IN WITNESS WHEREOF, the undersigned have executed this instrument in duplicate counterparts and have caused a duplicate copy to be lodged among the records of the Trust as of the 14th day of November, 1997.

/s/Roger J. Weiss               /s/Robert A. Strainiere
Roger J. Weiss                  Robert A. Strainiere

/s/Raymond R. Herrmann, Jr.     /s/Lawrence J. Israel
Raymond R. Herrmann, Jr.        Lawrence J. Israel

/s/Graham E. Jones              /s/Paul Meek
Graham E. Jones                 Paul Meek

/s/ William B. Ross             /s/Harvey E. Sampson
William B. Ross                 Harvey E. Sampson